Exhibit 99.3

745 Seventh Avenue New York, NY 10019 United States

January 30, 2013

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated November 6, 2012, to the Board of Directors of Tower Group, Inc. (“Tower”), as an Annex to the proxy statement/prospectus that forms a part of Amendment No. 6 to the Registration Statement on Form S-4 of Canopius Holdings Bermuda Limited (“Canopius Bermuda”), as filed by Canopius Bermuda with the U.S. Securities and Exchange Commission on January 30, 2013 (the “Registration Statement”), relating to the transaction between Tower and Canopius Bermuda and (ii) the references in the Registration Statement to such opinion and our firm under the headings “Summary – Opinion of Barclays to the Tower Board of Directors,” “The Merger – Background of the Transaction – Negotiations Regarding Exercise of Merger Right and Execution of the Merger Agreement,” “The Merger – Opinion of Barclays to the Tower Board of Directors” and “The Merger – Tower Projections and Assumptions for Barclays Fairness Opinion.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richard Bonaventura

BARCLAYS CAPITAL INC.